Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-172117, 333-188490, 333-210982, 333-227128, 333-228399, 333-231040, 333-236392, 333-248630, 333-256291, 333-268743, 333-274486 and 333-279979) and Form S-3 (Nos. 333-227127, 333-228398 and 333-259454) of our report dated September 9, 2024, relating to the consolidated financial statements of Lantronix Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in this Annual Report on Form 10-K for the year ended June 30, 2024.

/s/ Baker Tilly US, LLP

Irvine, California

September 9, 2024